Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-129884, 333 134280, 333-142701, 333-160496, 333-167925, 333-185433, 333-199304, 333-220804, 333 228291, 333-238090, 333-241698 and 333-263983) on Form S-8 and Registration Statements (Nos. 333-134279, 333-141014, 333-161453, 333-162160, 333-163517, 333-166444, 333-174292, 333 177793, 333-201826, 333-229555, 333-232283 and 333-266841) on Form S-3 of Alaunos Therapeutics, Inc. of our report dated April 1, 2024, relating to the financial statements of Alaunos Therapeutics, Inc., appearing in this Annual Report on Form 10-K of Alaunos Therapeutics, Inc. for the year ended December 31, 2023.

/s/ RSM US LLP

Boston, Massachusetts

April 1, 2024